Exhibit 1

JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT (this “ Agreement”), dated as of January 1, 2025, is entered into by and among Bristol Investment Fund, Ltd., a Cayman Islands exempted company ("Bristol Fund") and Bristol Capital, LLC, a Delaware limited liability company ("BC") (Bristol Fund and BC are collectively referred to herein as the “Joint Filers”).

WHEREAS, each of the Joint Filers have filed or is filing a Schedule 13G under the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to securities of Nuvve Holding Corp. (the “Schedule 13D”);

WHEREAS, each of the Joint Filers is individually eligible to file a Schedule 13D;

WHEREAS, each of the Joint Filers wishes to file an amendment to the Schedule 13D jointly and on behalf of each of the Joint Filers, pursuant to Rule 13d-1(k)(1) under the Exchange Act;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the parties hereto agree as follows:

1. The Joint Filers hereby agree that the Schedule 13G is, and any amendments thereto will be, filed on behalf of each of the Joint Filers pursuant to Rule 13d-1(k)(1) under the Exchange Act.

2. Each of the Joint Filers hereby acknowledges that, pursuant to Rule 13d-1(k)(1)(ii) under the Exchange Act, it is responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning it contained therein, and is not responsible for the completeness and accuracy of the information concerning any of the other parties contained therein, unless it knows or has reason to know that such information is inaccurate.

3. Each of the Joint Filers hereby agrees that this Agreement shall be filed as an Exhibit to the Schedule 13G, pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

4. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BRISTOL INVESTMENT FUND, LTD.	BRISTOL CAPITAL, LLC

By: /s/ Paul Kessler	By: /s/ Paul Kessler
Paul Kessler, Director	Paul Kessler, Manager